EXHIBIT 10.141
                                                       [Translation]
[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

GENERAL SERVICES AGREEMENT

This General Services Agreement (the “Agreement”) is entered into as of July 31, 2013 by and between Micron Semiconductor Asia Pte. Ltd., a company with limited liability organized under the laws of Singapore, having an address of 990 Bendemeer Road, Singapore, 339942 (“Recipient”) and Elpida Memory, Inc., a corporation organized under the laws of Japan with its principal place of business at 2-1, Yaesu 2-chome, Chuo-ku, Tokyo, 104-0028, Japan (“Provider”).  Each of Recipient and Provider may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Provider filed a petition for commencement of corporate reorganization proceedings with the Court under the Corporate Reorganization Act of Japan on February 27, 2012, and on March 23, 2012, the Court issued an order to commence the Reorganization Proceedings;

WHEREAS, on July 2, 2012, Micron Technology, Inc. (“MTI”), the parent company of Recipient, and the Trustees of Provider entered into the Sponsor Agreement (as hereinafter defined), which provides for, among other things, MTI’s acquisition of Provider and MTI’s support of Provider’s proposed plan of reorganization in connection with the Reorganization Proceedings;

WHEREAS, as contemplated by the Sponsor Agreement, the proposed plan of reorganization was initially submitted to the Court on August 21, 2012, the Court approved submission of the proposed plan to creditors on October 31, 2012, the creditors approved the plan on February 26, 2013 and on February 28, 2013, the Court issued an order approving the proposed plan (such plan, as so approved, and as may be amended from time to time, the “Reorganization Plan”);

WHEREAS, as of the date hereof, pursuant to the Sponsor Agreement and the Reorganization Plan, MTI has become owner of one-hundred per cent (100%) of the equity of Provider, and as a result, Provider has become part of a multinational group of companies of which Recipient is also a member, and which group is a leading provider of semiconductor solutions;

WHEREAS, the Sponsor Agreement contemplates that promptly following the Closing Date, and subject to receipt of any required approvals from the Trustees and the Court, MTI will implement the transition of Provider’s business as promptly as practicable consistent with an orderly business transition and integration process to a cost plus model as described in Attachment 7-1 and Attachment 7-2 thereto (estimated to be completed within [*] after the Closing Date) with the goal of generating more stable operating cash flows to meet the requirements of Provider’s business, including for payment of the Installment Payment obligations under the Reorganization Plan;

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

WHEREAS, the transition of Provider to the cost-plus model entails a number of steps including, among other things, (i) the transfer of certain intellectual property by Provider to MTI pursuant to that certain Intellectual Property Assignment Agreement, dated as of the date hereof, (ii) execution and delivery by Provider and MTI of that certain Research and Development Engineering Services Agreement, as of the date hereof (as it may be amended from time to time, the “R&D Services Agreement”), (iii) execution and delivery by Provider and Recipient of that certain Front-End Manufacturing Supply Agreement, as of the date hereof (as it may be amended from time to time, the “Supply Agreement”), (iv) execution and delivery by Provider and Recipient of that certain Back-End Manufacturing Services Agreement, as of the date hereof (as it may be amended from time to time, the “Back-End Manufacturing Agreement”), (v) execution and delivery by Provider and Akita Elpida Memory, Inc. (“Akita”) of a back-end manufacturing services agreement, as of the date hereof, in substitution for the existing agreement between such parties, which will be terminated, and a general services agreement, as of the date hereof, (vi) execution and delivery by Akita and MTI of a research and development engineering services agreement, as of the date hereof, (vii) except as otherwise agreed by the Parties, the termination or assignment to Recipient or one of its Affiliates, on or prior to the Supply Commencement Date (defined below), of all of Provider’s and its subsidiaries’ other commitments for the sale of products to third parties, (viii) the sale of inventory held by Provider’s subsidiaries, wherever located, and the sale of finished goods owned by Provider and located in Japan, in each case as of the Supply Commencement Date, to MTI or MTI’s Affiliates on or promptly following the Supply Commencement Date under separate agreements, (ix) the consolidation of Provider’s sales and marketing subsidiaries, including Provider’s U.S. subsidiaries, with MTI’s global operations through merger, consolidation or transfer of all or substantially all their respective assets, as the case may be, (x) the transfer of all or substantially all of the assets and liabilities of Semiconductor Patent Corporation to Provider prior to the IP Transfer Date (as defined in the R&D Services Agreement)  and (xi) execution and delivery by Provider and Recipient of this Agreement;

WHEREAS, Recipient is requesting Provider to perform certain Services (as defined below); and

WHEREAS, Provider is prepared and has the necessary resources to provide such Services to Recipient;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1 - DEFINITIONS AND INTERPRETATION

1.1.           DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1.1. “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, including through one or more intermediaries, controls or is controlled by, or is under common control, with such specified Person.

1.1.2. “Agreement” means this Agreement including any and all annexes, Appendices or Exhibits hereto, and as amended from time to time.

1.1.3. “Arm’s Length Profit Percentage” means such appropriate mark-up as mutually agreed upon from time-to-time by the Parties in writing (electronic, facsimile or otherwise) in accordance with arm’s length principles and the most recent transfer pricing comparable analysis obtained by Recipient, and in a manner consistent and in accordance with the Sponsor Agreement.  Factors to be considered in determining the Arm’s Length Profit Percentage shall include overall market conditions, the profitability of comparable independent enterprises engaged in comparable transactions and the functions performed, risks assumed, and assets utilized by each Party, respectively.  The Parties agree that the initial Arm’s Length Profit Percentage as of the Supply Commencement Date will be set by Recipient based on and consistent with a recent transfer pricing comparable analysis obtained by Recipient and shall be at least [*]%.  Any subsequent adjustments to the Arm’s Length Profit Percentage will be made in accordance with Sections 2.3.5 and 2.3.6.

1.1.4. “Reimbursable Costs” means (i) all subcontracting costs in respect of general services procured by Provider from a Third Party or a related party, (ii) all foreign currency losses and (iii) all damages paid by Provider arising under or relating to its performance or breach of obligations hereunder.

1.1.5. “Services” has the meaning set forth in Section 2.1.1 below.

1.1.6. “Service Costs” means all of Provider’s general and administrative expenses incurred in connection with the Services [*] to the extent charged to Provider’s statement of profit and loss (net of any offsetting items), based on Japanese statutory accounting principles and in accordance with Provider’s internal accounting policies and procedures, (a) including, without duplication, the costs described in Section 4 of Exhibit A of Attachment 7-1 of the Sponsor Agreement and (b) excluding the following expense items and other income items:

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)	Interest income or expense;
(ii)	Income taxes;
(iii)	Reimbursable Costs; and
(iv)	any expenses or costs recovered or recoverable under the Supply Agreement, the R&D Services Agreement, or the Back-End Manufacturing Agreement.

1.1.7.  “Services Fee” means the fee to be paid by Recipient to Provider in accordance with Section 2.3, in consideration of Provider providing the Services under this Agreement.

1.1.8. “Services Fee Offsets” means, with respect to any particular period, the sum of (a) any credits or grants from any Governmental Entity or other Third Party, and (b) foreign currency gains, in each case attributable to such period, received or recognized after the date of this Agreement, to the extent not previously applied in reduction of the Services Fee, and only to the extent such amounts are not included as Manufacturing Supply Fee Offsets (as such term is defined in the Supply Agreement) or as R&D Services Fee Offsets (as defined in the R&D Services Agreement).

1.1.9. “Sponsor Agreement” means that Agreement on Support of Reorganization Companies by and between MTI and Nobuaki Kobayashi and Yukio Sakamoto as trustees of the Reorganization Company (as defined therein) and the Akita Reorganization Company (as defined therein), dated July 2, 2012, as amended through the date hereof, and as may be further amended from time to time in accordance with its terms.

1.1.10.  “Supply Commencement Date” means the first date on which both: (i) the manufacturing, sales and other operational computing systems in use at Provider as of the date of this Agreement have been converted to MTI’s Enterprise Resources Planning System, as determined by MTI (such conversion estimated to be completed within [*] after the Closing Date); and (ii) all required approvals from the Trustees and the Court for the transition to the cost-plus model and related integration actions have been obtained (or receipt of such approvals has been waived by MTI).

1.1.11. “Third Party” means any Person other than Provider, Recipient, and their respective Affiliates.

1.1.12. “Trustees” means the Initial Trustees, for so long as they are serving as trustees of Both Reorganization Companies, and any other person appointed by Both Companies’ Courts as a trustee of Both Reorganization Companies after the Execution Date, but excluding the Business Trustee.

In addition, any capitalized term used herein but not defined shall have the meaning ascribed to such term in the Sponsor Agreement, unless the context otherwise requires.

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2           INTERPRETATION

Unless the context requires otherwise, (1) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Agreement, (2) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with Japanese statutory accounting principles, (3) words in the singular include the plural and vice versa, (4) the terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (5) the terms “herein,” “hereof,” “hereunder” and words of similar import mean references to this Agreement as a whole and not to any individual section or portion hereof.  Unless otherwise denoted, all references to $ or dollar amounts are to the lawful currency of the United States of America, and all references to ¥ and yen are to the lawful currency of Japan.  All references to “day” or “days” mean calendar days.

2 - AGREEMENTS AND COVENANTS

2.1           OBJECT

2.1.1           Services.  Commencing effective on the Supply Commencement Date, (i) from time-to-time, and not less than each month, Recipient agrees that it will direct Provider to perform for the benefit of Recipient certain general and administrative support services (the “Services”) and (ii) Provider agrees that it will perform the Services as reasonably directed by Recipient.

The Services shall be reviewed periodically and aligned with actual circumstances and facts, which may change over the duration of this Agreement.

2.1.2           Rendering of Services.  Provider hereby represents and warrants that it will use commercially reasonable efforts to provide high quality Services performed by highly qualified persons.

2.2           VALIDITY

This Agreement is effective as of the date hereof, and shall continue in force until terminated in accordance with its terms; provided, that the operative terms hereof shall only become effective upon the earlier of (a) the Supply Commencement Date and (b) the effectiveness of the election by Recipient provided for in Section 7.1.2 of the Supply Agreement.

2.3           PRICE, INVOICING AND PAYMENTS

2.3.1           Price and Invoicing.  Provider will invoice Recipient the Services Fee at each month end. The Services Fee with respect to each month shall be equal to the sum of the (i) Provider’s Service Costs plus (ii) an Arm’s Length Profit Percentage applied to the

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Service Costs, plus (iii) Reimbursable Costs, minus (iv) Services Fee Offsets, in each case, for such month.

2.3.2           Time of Payments.  Provider shall invoice and submit to Recipient a detailed statement itemizing the Service Costs on a monthly basis.  Payment is due and payable within [*] days of Provider’s accrual of the monthly amount invoiced.  All invoices and payments shall be made in United States Dollars.  On any amounts not paid within [*] days of when due, Provider may charge interest at the higher of (i) [*] or (ii) [*], whichever is higher, unless a lower rate is required under applicable law, in which event Provider may charge such lower rate.

2.3.3.           Access to Records; Record Retention.  Provider shall grant to Recipient or its representatives reasonable access to Provider’s books and records.  Provider shall, within ten (10) days of any request made by Recipient, furnish supporting data and documentation with respect to the Service Costs on any invoice.

2.3.4           Advance Payments.  Provider may request and Recipient may agree to make advances against the Services Fee due in accordance with Section 2.3.1 above.  The invoices under Section 2.3.1 above shall be offset by any such advances made by Recipient to Provider.

2.3.5            Arm’s Length Profit Adjustments.  The Parties agree to periodically review the appropriateness of the Arm’s Length Profit Percentage, taking into account all relevant facts and circumstances, including those factors set forth in Section 1.1.2 above.  If the Parties mutually agree to change the Arm’s Length Profit Percentage, they shall memorialize such changes in writing (electronic, facsimile or otherwise).  The Parties may make such adjustments prospectively or retrospectively as necessary so that the profit earned will be based on the arm’s length principle as defined in the most recent transfer pricing comparable analysis obtained by Recipient.

The Parties will periodically review the prices paid in relation to the actual Services and shall make any appropriate adjustments to such prices and profits earned to comply with the terms of this Section 2.3.5.  Additional payments, a refund or a credit against future payments may be made in a subsequent period or periods, if necessary, to ensure consistency and compliance with the arm’s length principle.

2.3.6           Adjustments by Tax Authorities.  Should relevant tax authorities determine that the Services Fee does not represent an arm’s length compensation, both Parties will work with such tax authorities to adjust the compensation in accordance with arm’s length principles acceptable by each Party’s respective tax authorities.  The Parties agree to negotiate, in good faith, an equitable adjustment should such adjustments for prior years be required.

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3 - CONFIDENTIALITY

Information disclosed by Recipient and Provider hereunder shall be deemed to be “Confidential Information” under, and as such shall be subject to the terms and conditions of, the Micron Wholly-Owned Subsidiary Mutual Nondisclosure Agreement between MTI, on the one hand, and Provider, on the other hand, effective on even date herewith, as may be replaced or amended from time to time (the “Confidentiality Agreement”).  All Confidential Information disclosed by Recipient to Provider shall remain the exclusive property of Recipient.  Except as otherwise provided by the Confidentiality Agreement, Provider shall not use the Confidential Information for any purpose other than to perform its obligations under this Agreement or otherwise for the benefit of Recipient.  The obligations hereunder shall be in addition to and not reduce the obligations under the Confidentiality Agreement. If the Confidentiality Agreement expires without being replaced prior to the expiration of this Agreement, the Confidentiality Agreement shall remain in effect with respect to Confidential Information disclosed hereunder.

4 - REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that it has full capacity, legal and otherwise, to enter into this Agreement and this Agreement has been duly authorized and executed by a duly authorized representative of such Party.  Each Party represents and warrants to the other Party that it has all necessary licenses, permits and consents that it is required to obtain to enter into and to perform this Agreement.

5 - TERMINATION

5.1           TERMINATION

This Agreement may be terminated by the Parties only as provided in Section 5.1.1 through 5.1.9 below.

5.1.1           Mutual Agreement.  The Parties may terminate this Agreement at any time by mutual agreement in writing.

5.1.2           Material Breach.  Recipient may terminate this Agreement if Provider (x) unreasonably fails to take any action or actions required to comply with any provision of this Agreement or (y) fails to take any action or actions consistent with the reasonable guidance and direction provided by Recipient or its Affiliates that directly or indirectly relates to manufacturing operations, products or supply, which failure or failures, individually or in the aggregate, (I) materially and adversely affect, or is  or are reasonably likely to materially and adversely affect, (a) Provider’s manufacturing operations or the products produced by Provider, in each case, taken as a whole, or (b) the supply of products by Provider to Recipient, taken as a whole, or (II) results or is reasonably likely to result in Recipient not receiving material benefits to which it is entitled under any material provision hereunder, which failure or failures continue for

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

 90 days following written notice of such failure or failures from Recipient.  For avoidance of doubt, for purposes of this Section 5.1.2, (i) the unreasonableness of any failure to take any action or actions required to comply with any provision of this Agreement and the reasonableness of any guidance and direction provided by Recipient or its Affiliate will be subject to and determined in accordance with the applicable provisions of the Sponsor Agreement (including Article 17), including whether such action or inaction is a violation of applicable law or legal regulation,  (ii) this Section 5.1.2 shall not apply to any failure to take any action that occurs during a period when either (X) there is no Business Trustee designated by Sponsor unless Sponsor has petitioned the Court for the appointment of a reasonably qualified Business Trustee without success, or (Y) there is a Business Trustee designated by Sponsor unless the Sponsor has petitioned the Court to replace such Business Trustee with a reasonably qualified candidate without success, and (iii) an omission to act shall be deemed to be an action.

In the event Recipient has given Provider notice of failure or failures pursuant to the preceding paragraph, Recipient and Provider shall engage in discussions, which may include consultation with the Trustees, in a good faith effort to resolve the circumstances giving rise to such claimed failure or failures during the 90 day period following delivery of such notice.

5.1.3           Change of Control; Insolvency.

5.1.3.1                     If, other than as a result of the voluntary transfer by MTI of shares (including pursuant to a pledge of or other grant of a security interest in shares by MTI and attachment of shares by a Third Party), the issued and outstanding shares of Provider undergo a change in control, so that its status as a corporation owned or controlled, directly or indirectly, by MTI, ceases, or if MTI’s direct or indirect ownership or control of Provider is materially and adversely impacted by extraordinary governmental action or by operation of law (it being understood that the restrictions on MTI’s rights as a shareholder of Provider under the Corporate Reorganization Act and the Reorganization Plan do not constitute lack of control for purposes of this Section 5.1.3.1 and actions in accordance with the Sponsor Agreement or the Reorganization Plan shall not constitute extraordinary government action or operation of law that gives rise to a right for Recipient to terminate this Agreement pursuant to this Section 5.1.3.1), Recipient may, in its sole discretion, terminate this Agreement.

5.1.3.2                      If (a) the issued and outstanding shares of Recipient undergo a change in control, so that its status as a corporation owned or controlled, directly or indirectly, by MTI, ceases, or (b) if Recipient becomes insolvent under applicable law, then Provider may, in its sole discretion, terminate this Agreement unless, within 30 days following receipt of a written notice from Provider of its intention to exercise its termination right hereunder, (x) the rights and obligations of such Recipient under this Agreement have been assigned pursuant to Section 6.4 to another Person that is solvent that is either MTI or a

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Person owned or controlled, directly or indirectly, by MTI, and (y) all amounts owing to Provider under this Agreement that are past due, if any, are paid.

5.1.4           Reorganization Plan.  Recipient may terminate this Agreement if the Reorganization Plan is amended, without MTI’s prior written consent, in a manner that is, or would reasonably be expected to be, materially adverse to the interests of Recipient or its Affiliates (including Provider), individually or in the aggregate.  Unless otherwise agreed in writing by the Recipient and Provider, this Agreement will terminate automatically if the order approving the Reorganization Plan is revoked or cancelled or if an order of abolition (haishi) of the Reorganization Proceedings is issued.

5.1.5           Termination of Sponsor Agreement.  Unless otherwise agreed in writing by Recipient and Provider, this Agreement will terminate automatically upon the termination of the Sponsor Agreement pursuant to Article 24.1(3) or Article 24.6 of the Sponsor Agreement.

5.1.6           Completion of Installment Payments.  Recipient may terminate this Agreement (a) at any time following payment in full of all Installment Payments or (b) subject to Court approval of such termination, after such time as sufficient funds have been provided to the Trustee from Provider, Recipient, any of their respective Affiliates, or a combination thereof to enable the payment in full of all Installment Payments.

5.1.7           Payment Guarantee.  Subject to Court approval of such termination, Recipient may terminate this Agreement at any time after MTI has provided a payment guarantee of the remaining Installment Payments under the Both Companies’ Reorganization Plans (in form and substance reasonably acceptable to the Trustees and the Court)

5.1.8           Cross-Termination.   Recipient may terminate this Agreement if either (a) the Supply Agreement is terminated in accordance with its terms or (b) the R&D Services Agreement is terminated in accordance with its terms (other than a termination by MTI pursuant to Section 17.2.2 thereof).  If the Supply Agreement is terminated by Provider in accordance with its terms, Provider may terminate this Agreement.

5.1.9           Notice of Termination.  Any termination of this Agreement at the election of a Party pursuant to this Section 5.1 shall be effective upon delivery of written notice of such termination to the other Party.

5.2           LIABILITY AND ITS LIMITATIONS; SURVIVAL; NO FURTHER OBLIGATIONS

5.2.1           Liability and its Limitations.  IN THE EVENT OF TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER BECAUSE OF SUCH TERMINATION FOR COMPENSATION, REIMBURSEMENT OR DAMAGES INCLUDING ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PROVIDER OR RECIPIENT.  SUBJECT TO THE FOREGOING, ANY TERMINATION OF THIS AGREEMENT SHALL NOT AFFECT ANY RIGHTS OR LIABILITIES OF THE PARTIES WHICH HAVE ACCRUED UNDER THE TERMS OF THIS AGREEMENT PRIOR TO THE DATE OF SUCH TERMINATION, INCLUDING, BUT NOT LIMITED TO, LIABILITIES TO COMPENSATE DAMAGES ACCRUED PRIOR TO THE DATE OF SUCH TERMINATION ARISING UNDER OR RELATING TO PERFORMANCE OR BREACH OF OBLIGATIONS UNDER THIS AGREEMENT.  For the avoidance of doubt, this Section 5.2.1 shall not prevent a Party from claiming for damages accrued arising under or relating to the other Party’s performance or breach of obligations under this Agreement, subject to the foregoing limitations; provided, further, that in no event shall any Party or its representatives (which, in the case of the Provider, shall include the Trustees under the Sponsor Agreement) receive a double recovery under this Agreement and any other agreement in connection with the same set of facts and circumstances.

5.2.2           Survival of Certain Terms.  The provisions of Sections 3 through 7 shall survive the termination or expiration of this Agreement for any reason.   All other rights and obligations of the Parties under this Agreement shall cease upon termination or expiration of this Agreement, other than Recipient’s obligation to pay for the Services provided by Provider during the term of this Agreement.

6 – GENERAL PROVISIONS

6.1           ENTIRE AGREEMENT

This Agreement is being entered into pursuant to MTI’s commitments under Article 7.1 of the Sponsor Agreement, and does not purport to supersede any provision of the Sponsor Agreement.  Subject to the foregoing, this Agreement constitutes the entire Agreement between the Parties in connection to the subject matter hereof and replaces and supersedes all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof whether written, oral or implied. Except as provided in this Agreement, there are no conditions, representations, warranties, undertakings, promises, inducements or agreements whether direct or indirect, collateral, expressed or implied made by the Parties with respect to the subject matter hereof.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by authorized officers of each Party.

6.2           OTHER CONTRACTUAL RELATIONSHIPS BETWEEN THE PARTIES

The Parties acknowledge they have or may have in the future other contractual relationships between them. It is both Parties’ intention to keep separate the different contractual relationships between the Parties.  Accordingly, except as expressly provided herein, the matters regulated in this Agreement shall in no way be affected by any term or condition other than those set forth in this Agreement.  Notwithstanding the foregoing or any other provision herein to the contrary, in no event will any costs or expenses of Provider that are paid to Provider by Recipient hereunder be recovered or recoverable by Provider from Recipient or any of its Affiliates under any other agreement.

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.3           SEVERABILITY

The invalidity or unenforceability of any provision or any covenant of this Agreement in any jurisdiction shall not affect the validity or enforceability of such provision or covenant in any other jurisdiction or of any other provision or covenant hereof or herein contained, and any invalid provision or covenant shall be deemed to be severable.  The Parties shall negotiate in good faith in order to replace the provision declared invalid or unenforceable with a new valid and enforceable provision which preserves the original intention of the Parties.

6.4            ASSIGNABILITY; SUCCESSORS AND ASSIGNS

No Party shall assign its rights and obligations under this Agreement without the other Party’s prior written consent; provided, however, Recipient may assign its rights, interests and/or obligations to MTI or an Affiliate of MTI, in which case, (i) such assignee shall become “Recipient” for all purposes hereunder from and after the effective date of such assignment, and (ii) the assignor shall not be released from its obligations under this Agreement unless and until such time as the assignor ceases to be an Affiliate of MTI.  Subject to such limitation, this Agreement shall inure to the benefit of and be binding upon each Party and their respective legal representatives, successors and permitted assignees.

6.5           INDEPENDENT PARTIES

Provider shall in all matters relating to this Agreement act as an independent contractor.  Provider and its employees are not agents, nor are they legal representatives of Recipient for any purpose and have no power or authority to represent, act for, bind or commit Recipient in any way, except as otherwise directed by Recipient so as to act.  Provider shall have no power or authority to conclude any agreements on behalf of, or in the name of, Recipient.  In all matters related to the performance of the Services, Provider and its employees are not, and shall not act as, employees of Recipient under the meaning or application of any federal, state or foreign unemployment insurance laws, social security laws, worker’s compensation or industrial accident laws, or under any other laws or regulations which would impute any obligations or liability to Recipient by reason of any employment relationship.  Notwithstanding the above, Provider shall have the right during the term of this Agreement to represent to the public that it is authorized to perform the Services for Recipient.

6.6           NON-WAIVER

The failure of a Party to exercise any right, power or option hereunder or to insist upon the other Party’s compliance with the terms and conditions hereof shall not constitute a waiver of such terms and conditions with respect to that or any subsequent breach nor a waiver by the non-breaching Party of its rights at any time thereafter to require strict compliance with all terms and conditions hereof, including the terms or conditions with respect to which such Party may have not insisted on full compliance.

[*]  Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.7           TAXES

All taxes or other levies must be settled by the Party liable for payment in accordance with the provisions of this Agreement, or, if not provided for, in accordance with applicable laws.

6.8           FORCE MAJEURE

Provider shall not be liable for any delay in performance directly or indirectly caused by or resulting from any act of God, fire, flood, earthquake, tsunami, accident, riot, war, act of terrorism, act of government, embargo or other significant difficulty which significant difficulty is beyond the reasonable control and without the fault or negligence of Provider.  For purposes of this Section 6.8, the Parties agree that fluctuations in currency exchange rates or in DRAM prices, strike, lockout or other labor dispute, or general deterioration in the economy or in the economic conditions prevalent in the semiconductor memory industry shall not constitute a “difficulty which is beyond the reasonable control” of Provider.

6.9           NOTICES

All notices, consents and approvals (hereinafter referred to as “Notice”) permitted or required to be given hereunder shall be deemed to be sufficiently and duly given if written and delivered personally or sent by courier or transmitted by facsimile transmission or other form of recorded communication tested prior to transmission, addressed as follows:

If to Provider:

Elpida Memory, Inc.
2-1, Yaesu 2-chome
Chuo-ku
Tokyo 104-0028
Attn: [*]
Fax: [*]

and if to Recipient:

Micron Semiconductor Asia Pte. Ltd.
1 North Coast Drive
Singapore 757432
Attention: [*]
Facsimile: [*]

With a copy to:

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Micron Semiconductor Asia Pte. Ltd.
1 North Coast Drive
Singapore 757432
Attention: [*]
Facsimile: [*]

Any Notice so given shall be deemed to have been received on the date of delivery if sent by courier, facsimile transmission or other form of recorded communication, as the case may be.  Either Party from time to time by Notice may change its address for the purposes of this Agreement.

A copy of any Notice delivered in accordance with Section 5.1.2 or 5.1.9 hereunder will be provided by the terminating party to the Trustee at Kobayashi & Associates Law Office, Kioicho Building 14F, 3-12, Kioicho, Chiyoda-ku, Tokyo 102-0094, Japan, facsimile:  [*].

6.10           APPLICABLE LAW AND VENUE

This Agreement shall be governed by and construed in accordance with the laws of Japan, without giving effect to its conflicts of law principles.  The Parties agree that any court located in Tokyo, Japan shall provide the exclusive judicial venue for any disputes concerning this Agreement or either Party’s performance hereunder.

6.11           LANGUAGE

This Agreement is executed in the Japanese language, and shall be construed in accordance with the rules of grammar commonly associated with the construction of legal documents in the Japanese language (except as expressly provided herein).  Even if this Agreement is translated into a language other than the Japanese language, only the Japanese language version is the official version of this Agreement, the Japanese language version shall always prevail over any translation in any language other than the Japanese language, and the translation may not be used as the basis for any interpretation of this Agreement.

6.12           FURTHER ASSURANCES

The Parties agree to do or cause to be done all acts or things necessary to implement and carry into effect this Agreement to its full extent.

6.13           COUNTERPARTS; EFFECTIVENESS

This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy or in a scanned electronic file, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person.

[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.14           AMENDMENT

Amendment to or modification of any provision whatsoever of this Agreement is valid only in case where it has been executed in a writing affixed with the name and seal of, or signature of, the representative of each of the Parties and has been approved by the Court, provided that no such Court approval shall be required for any such amendment or modification entered into in the ordinary course of business.  For avoidance of doubt, and without limitation, amendments and modifications that pertain to ordinary course of business activities under this Agreement will be considered “entered into in the ordinary course of business.”

7 - FOREIGN CORRUPT PRACTICES ACT COMPLIANCE

Neither Party, its subcontractors nor any of their respective officers, directors, employees or agents shall make any payment or give anything of value, directly or indirectly, to any government official (including any director, employee or agent of any government department, agency or instrumentality, political party or candidate or government- or state-owned enterprise) or official of any international organization, to influence his, her or its decision, or to gain any other advantage for either Party in connection with this Agreement.  In addition, each Party represents and warrants that it does not act as a consultant, agent or representative for, and is otherwise not affiliated with, any government, government official, political party, or government- or state-owned enterprise, and shall advise the other Party promptly in writing prior to entering into any such relationship. Each Party shall provide, or shall cause to be provided, anti-corruption training to all of its officers, employees, agents and subcontractors involved with performance of this Agreement, and shall notify them of the requirements of this Section 7.

Each Party shall immediately notify the other Party if it has any reason to believe that a violation of this Section 7 has occurred or may likely occur.  The Parties shall cooperate fully in any investigation of any such potential violation.  If a violation has occurred, the violating Party shall immediately pay to the other Party an amount equal to the amount of the payment or the value of the gift that gives rise to such violation.  The violating Party shall also indemnify, defend and hold harmless the other Party for all costs, losses and expenses arising out of such violation. Either Party may, either directly or through its authorized representatives, audit any and all of the other Party’s records relating to the performance of this Agreement and interview any of the other Parties’ officers, employees and agents for the purpose of determining whether there has been compliance with this Section 7.  Either Party may also disclose this Agreement, and any facts relating to this Agreement, to any governmental body or agency in connection with any investigations or inquiries into compliance with this Section 7.

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[*]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MICRON SEMICONDUCTOR	ELPIDA MEMORY, INC.
ASIA PTE. LTD.

/s/ Brian J. Shields	/s/ Yukio Sakamoto
Signature	Signature

Brian J. Shields	Yukio Sakamoto
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Senior Managing Director and Chairman	Trustee
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/s/ Nobuaki Kobayashi
Signature

Nobuaki Kobayashi
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Trustee
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